Axion Power International, Inc. Signs Letter Of Intent With LCB International, Inc. For Technology Licensing And Exclusive Marketing Rights For People's Republic of China, Taiwan, Macao And Hong Kong

Axion to Receive up to $10 Million in Stages after Signing Final Agreements

NEW CASTLE, Pa., June 15, 2015 /PRNewswire/ -- Axion Power International, Inc. (Nasdaq: AXPW) ( "AXION"), a developer of advanced lead-carbon PbC® batteries, energy storage systems and frequency regulation systems, today announced that on Saturday it signed a binding Letter of Intent (LOI) for a technology development and licensing program with LCB International, Inc. ("LCB"). LCB is a privately owned entity incorporated in the British Virgin Islands with its principal business office in Shanghai, China.

The LOI defines and confirms the intent of the parties to execute the final agreements within 60 days of the signing the LOI.  These agreements will grant LCB the right to manufacture and sell PbC batteries and other Axion products on an exclusive basis in the People's Republic of China, Taiwan, Macao and Hong Kong ("Territory").  Axion will receive a non-refundable payment of $250,000 immediately, and further staged payments after final agreements are signed. Under the terms of the LOI, Axion would receive an aggregate of up to $10 million over a period of two years in a combination of technology license fees, the sale of convertible preferred stock and senior convertible notes.  Axion would also be paid royalties for the longer of the last to expire patent licensed or up to 15 years.

Chairman Donald Farley commented, "We have completed the first step toward an important agreement for Axion Power, for LCB, and for the greater China marketplace. We are very pleased with the LOI and to be working with LCB to achieve production of our advanced carbon electrodes on a commercial scale and the planned development of specialized PbC-based products for China. LCB will form a China Joint Venture in order to develop the Territory for our fast-charging, long-lasting lead-carbon batteries and associated peripherals and electronics; Axion will have an equity participation in the Venture.  The significant investment of LCB into Axion represents a strategic partnership that should assure our shareholders that Axion's proprietary technologies remain valuable and viable.  It also represents the first success in Axion's current strategy to engage in strategic partnerships that can accelerate the commercialization of PbC products and systems around the globe."

Due to the significance of the terms and conditions in the LOI, which are to be incorporated into the final agreements; approvals will be needed from Axion Power shareholders for the potential issuance, upon future fixed-price conversion of the preferred stock and convertible notes, of shares amounting to more than 20 percent of the Company's issued and outstanding shares.  Such approvals will be sought, while Axion and LCB are negotiating the final detailed agreements required by the LOI.

Dr. Wangjie Gesang, Managing Director of LCB, commented, "We are very pleased to be working with Axion in developing this strategic partnership, and we look forward to taking the PbC technology to Greater China expeditiously.  We will work diligently with Axion to execute the final agreements based on the terms in the LOI.  We have conducted extensive market research in the Territory on battery energy storage solutions for motive and stationary applications and have concluded that Axion's patented PbC technology has significant market potential in Greater China.

Further details of the LOI will be filed with the SEC no later than four business days from the date of the LOI, and will be accessible at www.sec.gov, with a link from our website at www.axionpower.com.

About Axion Power International, Inc.

Axion Power is an industry leader in lead-carbon energy storage.  Its PbC battery technology utilizing proprietary activated carbon electrodes is the only advanced battery that can be assembled on existing lead-acid production lines throughout the world. Axion Power's primary goal is to become the leading supplier of carbon electrode assemblies for lead-acid battery companies around the world.

For more information, visit www.axionpower.com.

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

Axion Power International, Inc.
Charles Trego, CFO
info@axionpower.com

Allen & Caron Inc
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087